Exhibit 99.1

                BSD Medical Releases Year-end Results


    SALT LAKE CITY--(BUSINESS WIRE)--Nov. 14, 2007--BSD Medical Corp. (AMEX:BSM), a company seeking FDA approval for its primary cancer treatment systems, today released highlights from its annual report ending August 31, 2007 that the company has prepared for filing.

    Revenues for the year were $2,834,386, compared to $2,898,402 for the prior year. Management notes that due to orders received too late in the year for shipment, the order intake was $4,669,845 for the year, making the order intake 65% greater than shipments (revenue). At the close of the fiscal year the company had a sales backlog of $2,018,813.

    The company's loss before income taxes was $5,213,195 for the year compared to a net income before taxes of $14,458,496 for the prior year. The net income for the prior year was heavily affected by payments totaling $18,016,272 as a portion of the receipts from the sale of TherMatrx, Inc., compared to $202,223 received from the TherMatrx sale during the year being reported. The company's net loss for the year after income tax benefit was $3,348,195, compared to a net income after tax of $9,249,496 for the prior year.

    Cash and cash equivalents at year-end close were $416,540.
Investments were $19,090,118. An income tax refund receivable for the year was recorded at $1,759,995.

    About BSD Medical Corporation

    BSD Medical is a leading developer of systems designed to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company's systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments. For further information, visit BSD Medical's website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private
Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: BSD Medical Corporation, Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com